EXHIBIT 99.1

Consolidated Communications Reports Second Quarter 2018 Results

  Grew commercial and carrier data and transport revenue 3 percent year over year
  Ethernet revenues increased 9 percent year over year
  Completed divestiture of Virginia properties
  Integration of FairPoint on track to achieve $55 million in synergies
  Declared 53rd consecutive quarterly dividend

MATTOON, Ill., Aug. 02, 2018 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) (the “Company”) reported results for the second quarter 2018 and will hold a conference call and simultaneous webcast to discuss its results and developments with respect to the Company today at 10 a.m. ET.

Second quarter 2018 Consolidated Communications financial summary:

  Revenue totaled $350.2 million
  Net cash from operating activities was $103.5 million
  Adjusted EBITDA was $136.2 million
  Dividend payout ratio was 70 percent, impacted by increased capital expenditures during the quarter

“As we pass the one year milestone following our FairPoint acquisition, we are on track with the integration, fast start network, customer service and branding initiatives which will allow us to achieve at least $55 million in synergies.” said Bob Udell, president and chief executive officer of Consolidated Communications. “I am also pleased with the continued growth in our commercial and carrier data and transport revenues.  Our commercial sales team continues to gain good traction in both legacy and Northern New England markets as we experienced sequential quarterly growth of data and transport revenues.”

“We have declared our 53rd consecutive dividend and our year-to-date payout of 66 percent is right on plan given the increased construction activities during the second quarter of 2018,” added Udell. “We are focused on turning up the new fiber connections for wireless carriers we sold this year and we have increased broadband speeds available to 214,000 homes and small businesses in Northern New England with a plan to complete a half million upgrades by year end.”

Pro Forma Financial Results for the Second Quarter

The pro forma results (below) give effect to the FairPoint acquisition as if it had occurred as of Jan. 1, 2017.

  Revenues were $350.2 million, compared to $369.1 million for the second quarter of 2017.  While commercial and carrier data and transport service revenue increased 3 percent or $2.4 million compared to the same period last year, voice services revenues continue to decline across all customer channels, accounting for $10.6 million of the revenue decline.  Subsidies decreased $1.9 million during the quarter mostly due to the 2017 step down in CAF transitional revenues while network switched and special access continue to decline.
  Income from operations was $5.1 million, compared to $20.7 million in the second quarter of 2017. The year-over-year decline is due to an $18.9 million decline in revenue, offset by reductions in operating expense of $11.2 million from integration and efficiency improvements.  Income from operations is being further impacted by an increase in depreciation and amortization expense of $8.0 million associated with higher capital expenditures.
  Interest expense, net was $32.8 million, compared to $30.9 million for the same period last year. The change is due to increases in LIBOR and costs of additional interest rate swaps put in place to increase our percentage of fixed debt.
  Cash distributions from the Company’s wireless partnerships were $11.2 million for the second quarter compared to $7.7 million for the prior year period.
  Other income, net was $13.2 million, compared to $8.2 million in the second quarter of 2017, mainly due to increased income from the Company’s minority interest in wireless partnerships.
  On a GAAP basis, net loss was $10.6 million and GAAP net income per share was ($0.15). Adjusted diluted net income per share excludes certain items in the manner described in the table provided in this release.  Adjusted diluted net income per share was ($0.10) in the second quarter, compared to $0.18 the same period last year.  Additionally, net income per share has been impacted by approximately ($0.11) due to increased depreciation and amortization associated with the valuation of the FairPoint assets.
  Adjusted EBITDA was $136.2 million compared to pro forma $137.2 million a year ago. The year over year decrease is primarily due to decreases in revenues, offset by declines in operating expenses and increases in wireless cash distributions, as previously discussed.
  The total net debt to pro forma last 12-month adjusted EBITDA ratio was 4.3x, before giving effect to full targeted synergies of $55 million which are expected to be realized within the first two years from closing the FairPoint acquisition.

Cash Available to Pay Dividends, Capex

For the second quarter, cash available to pay dividends was $39.3 million, and the dividend payout ratio was 70 percent as compared to 78 percent in the second quarter a year ago. At June 30, 2018, cash and cash equivalents were $10.6 million.  Capital expenditures were $64.0 million for the second quarter.

Financial Guidance

The Company updated its 2018 guidance as follows:

($ in millions)	2018 Updated Guidance	2018 Original Guidance
Cash interest expense	$123 to $128	$123 to $128
Cash income taxes/refund[1]	$1 to $3	$1 to $3
Capital expenditures	$235 to $240	$235 to $245

(1) Cash income taxes primarily include local and state income taxes as federal income taxes will be shielded by existing net operating losses and the benefit of The Tax Cuts and Jobs Act of 2017 tax reform legislation that was enacted in December 2017.

Dividend Payments

On July 30, 2018, the Company’s board of directors declared a quarterly dividend of $0.38738 per common share, which is payable on Nov. 1, 2018 to stockholders of record at the close of business on Oct. 15, 2018. This will represent the 53rd consecutive quarterly dividend paid by the Company.

Conference Call Information

The Company will host a conference call and webcast today at 10 a.m. ET / 9 a.m. CT to discuss second quarter earnings and developments with respect to the Company. The live webcast and replay can be accessed from the Investor Relations section of the Company’s website at http://ir.consolidated.com. The live conference call dial-in number is 1-877-374-3981, conference ID 2387776. A telephonic replay of the conference call will be available through Aug 9, 2018 and can be accessed by calling 1-855-859-2056, conference ID 2387776.

About Consolidated Communications

Consolidated Communications Holdings, Inc. (NASDAQ: CNSL) is a leading broadband and business communications provider serving consumers, businesses of all sizes, and wireless companies and carriers, across a 23-state service area.  Leveraging its advanced fiber optic network spanning more than 36,000 fiber route miles, Consolidated Communications offers a wide range of communications solutions, including: data, voice, video, managed services, cloud computing and wireless backhaul. Headquartered in Mattoon, Ill., Consolidated Communications has been providing services in many of its markets for more than a century.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding “EBITDA,” “adjusted EBITDA,” “cash available to pay dividends” and the related “dividend payout ratio,” “total net debt to last twelve month adjusted EBITDA coverage ratio,” “adjusted diluted net income per share” and “adjusted net income attributable to common stockholders,” all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X.  Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.  A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented.  The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income.  EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash income taxes; this calculation differs in certain respects from the similar calculation used in our credit agreement.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons.  Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends.  The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges.  In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in our credit agreement and to measure our ability to service and repay debt.  We present the related “total net debt to last twelve month adjusted EBITDA coverage ratio” principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement.  These measures differ in certain respects from the ratios used in our senior notes indenture.

These non-GAAP financial measures have certain shortcomings.  In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure.  Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement.  Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above.  In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items.  We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

Preliminary Pro Forma Results

Estimated pro forma results of operations presented herein gives effect to the acquisition of FairPoint Communications, Inc. as if it had occurred on Jan. 1, 2017.  The estimated pro forma results include certain accounting adjustments related to the acquisition that are expected to have a continuing impact on the combined results, including adjustments for depreciation and amortization of the acquired tangible and intangible assets , interest expense on the debt incurred to complete the acquisition and to repay certain existing indebtedness of FairPoint, the exclusion of certain acquisition related costs and the tax impact of these pro forma adjustments.  These adjustments and the related results are based on a preliminary valuation of the estimated fair value of the net assets acquired, which is subject to change upon the final assessment and such changes could be material.  The estimated pro forma information is not intended to represent or be indicative of the results of the combined company that would have been obtained had the acquisition been completed as of the dates presented and should not be taken as representative of the future consolidated results of the combined company.

Safe Harbor

The Securities and Exchange Commission (“SEC”) encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions.  Certain statements in this communication are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  These forward-looking statements reflect, among other things, our current expectations, plans, strategies, and anticipated financial results.  There are a number of risks, uncertainties, and conditions that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements.  These risks and uncertainties include our ability to successfully integrate FairPoint Communications, Inc.’s operations and realize the synergies from the integration, as well as a number of factors related to our business, including economic and financial market conditions generally and economic conditions in our service areas; various risks to stockholders of not receiving dividends and risks to our ability to pursue growth opportunities if we continue to pay dividends according to the current dividend policy; various risks to the price and volatility of our common stock; changes in the valuation of pension plan assets; the substantial amount of debt and our ability to repay or refinance it or incur additional debt in the future; our need for a significant amount of cash to service and repay the debt and to pay dividends on our common stock; restrictions contained in our debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with our possible pursuit of acquisitions; system failures; cyber-attacks, information or security breaches or technology failure of ours or of a third party; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; new or changing tax laws or regulations; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of our network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in our filings with the SEC, including our reports on Form 10-K and Form 10-Q.  Many of these circumstances are beyond our ability to control or predict.  Moreover, forward-looking statements necessarily involve assumptions on our part.  These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “should,” “may,” “will,” “would,” “will be,” “will continue” or similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Consolidated Communications Holdings, Inc. and its subsidiaries to be different from those expressed or implied in the forward-looking statements.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this communication.  Furthermore, forward-looking statements speak only as of the date they are made.  Except as required under the federal securities laws or the rules and regulations of the SEC, we disclaim any intention or obligation to update or revise publicly any forward-looking statements.  You should not place undue reliance on forward-looking statements.

Company Contact

Lisa Hood, Consolidated Communications
Phone:  (844)-909-CNSL (2675)
Lisa.hood@consolidated.com

- Tables to follow -

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)
(Unaudited)
	June 30,	December 31,
	2018	2017

ASSETS
Current assets:
Cash and cash equivalents	$10,642	$15,657
Accounts receivable, net	122,167	121,528
Income tax receivable	12,391	21,846
Prepaid expenses and other current assets	43,727	33,318
Assets held for sale	20,719	21,310
Total current assets	209,646	213,659

Property, plant and equipment, net	1,986,318	2,037,606
Investments	110,105	108,858
Goodwill	1,035,274	1,038,032
Customer relationships, net	262,853	293,300
Other intangible assets	12,038	13,483
Other assets	30,578	14,188
Total assets	$3,646,812	$3,719,126

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$23,057	$24,143
Advance billings and customer deposits	46,322	42,526
Dividends payable	27,602	27,418
Accrued compensation	55,462	49,770
Accrued interest	9,376	9,343
Accrued expense	74,112	72,041
Current portion of long-term debt and capital lease obligations	32,570	29,696
Liabilities held for sale	381	1,003
Total current liabilities	268,882	255,940

Long-term debt and capital lease obligations	2,308,752	2,311,514
Deferred income taxes	211,740	209,720
Pension and other post-retirement obligations	318,306	334,193
Other long-term liabilities	24,816	33,817
Total liabilities	3,132,496	3,145,184

Shareholders' equity:
Common stock, par value $0.01 per share; 100,000,000 shares
authorized, 71,252,576 and 70,777,354, shares outstanding
as of June 30, 2018 and December 31, 2017, respectively	713	708
Additional paid-in capital	565,961	615,662
Accumulated deficit	(21,941)	-
Accumulated other comprehensive loss, net	(36,255)	(48,083)
Noncontrolling interest	5,838	5,655
Total shareholders' equity	514,316	573,942
Total liabilities and shareholders' equity	$3,646,812	$3,719,126

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Net revenues	$350,221	$169,950	$706,260	$339,885
Operating expenses:
Cost of services and products	151,358	71,136	304,274	142,168
Selling, general and administrative
expenses	81,128	35,986	166,746	71,884
Acquisition and other transaction costs	899	1,793	1,630	3,524
Depreciation and amortization	111,741	40,483	219,640	82,678
Income from operations	5,095	20,552	13,970	39,631
Other income (expense):
Interest expense, net of interest income	(32,839)	(33,918)	(65,555)	(63,589)
Other income, net	13,175	9,341	21,570	14,054
Loss before income taxes	(14,569)	(4,025)	(30,015)	(9,904)
Income tax benefit	(4,009)	(1,399)	(8,257)	(3,573)
Net loss	(10,560)	(2,626)	(21,758)	(6,331)
Less: net income attributable to noncontrolling interest	83	102	183	82

Net loss attributable to common shareholders	$(10,643)	$(2,728)	$(21,941)	$(6,413)

Net loss per basic and diluted common shares
attributable to common shareholders	$(0.15)	$(0.06)	$(0.32)	$(0.13)

Consolidated Communications Holdings, Inc.
Pro Forma Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Pro Forma		Pro Forma
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Net revenues	$350,221	$369,089	$706,260	$740,932
Operating expenses:
Operating expenses (exclusive of depreciation
and amortization)	233,385	244,624	472,650	499,894
Depreciation and amortization	111,741	103,730	219,640	209,171
Income from operations	5,095	20,735	13,970	31,867
Other income (expense):
Interest expense, net of interest income	(32,839)	(30,938)	(65,555)	(59,482)
Other income, net	13,175	8,222	21,570	11,684
Loss before income taxes	(14,569)	(1,981)	(30,015)	(15,931)
Income tax benefit	(4,009)	(581)	(8,257)	(5,983)
Net loss	(10,560)	(1,400)	(21,758)	(9,948)
Less: net income attributable to noncontrolling interest	83	102	183	82

Net loss attributable to common shareholders	$(10,643)	$(1,502)	$(21,941)	$(10,030)

Net loss per basic and diluted common share
attributable to common shareholders	$(0.15)	$(0.02)	$(0.32)	$(0.14)

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
OPERATING ACTIVITIES
Net loss	$(10,560)	$(2,626)	$(21,758)	$(6,331)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	111,741	40,483	219,640	82,678
Deferred income taxes	-	-	2	22
Cash distributions from wireless partnerships in excess of/(less than) earnings	(1,343)	(459)	519	64
Non-cash, stock-based compensation	1,538	892	2,216	1,430
Amortization of deferred financing	1,174	4,409	2,335	8,809
Other adjustments, net	1,075	2,302	3,415	2,298
Changes in operating assets and liabilities, net	(96)	(3,186)	(11,998)	4,563
Net cash provided by operating activities	103,529	41,815	194,371	93,533
INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	(64,032)	(29,036)	(124,840)	(58,061)
Proceeds from sale of assets	1,299	58	1,443	101
Proceeds from sale of investments	-	-	233	-
Net cash used in investing activities	(62,733)	(28,978)	(123,164)	(57,960)
FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	49,000	16,000	76,000	23,000
Payment of capital lease obligations	(3,104)	(1,704)	(6,027)	(2,993)
Payment on long-term debt	(59,588)	(18,250)	(91,176)	(27,500)
Share repurchases for minimum tax withholding	-	-	-	(41)
Dividends on common stock	(27,602)	(19,653)	(55,019)	(39,257)
Net cash used in financing activities	(41,294)	(23,607)	(76,222)	(46,791)
Net change in cash and cash equivalents	(498)	(10,770)	(5,015)	(11,218)
Cash and cash equivalents at beginning of period	11,140	26,629	15,657	27,077
Cash and cash equivalents at end of period	$10,642	$15,859	$10,642	$15,859

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Commercial and carrier:
Data and transport services (includes VoIP)	$87,603	$51,528	$173,628	$102,432
Voice services	51,322	22,199	103,483	44,225
Other	14,237	4,931	26,100	8,833
	153,162	78,658	303,211	155,490
Consumer:
Broadband (VoIP and Data)	62,545	28,296	125,656	56,689
Video services	22,065	22,314	44,899	45,418
Voice services	51,616	12,860	103,678	25,902
	136,226	63,470	274,233	128,009

Subsidies	20,979	10,392	46,234	20,964
Network access	37,338	14,138	77,053	28,691
Other products and services	2,516	3,292	5,529	6,731
Total operating revenue	$350,221	$169,950	$706,260	$339,885

Consolidated Communications Holdings, Inc.
Pro Forma Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Pro Forma, Three Months Ended
	Q2 2018	Q1 2018	Q4 2017	Q3 2017	Q2 2017
Commercial and carrier:
Data and transport services (includes VoIP)	$87,603	$86,025	$86,145	$85,644	$85,213
Voice services	51,322	52,161	54,137	54,270	56,180
Other	14,237	11,863	11,709	13,366	13,563
	153,162	150,049	151,991	153,280	154,956
Consumer:
Broadband (VoIP and Data)	62,545	63,111	63,052	63,893	63,576
Video services	22,065	22,834	22,646	23,342	23,900
Voice services	51,616	52,062	54,581	57,213	57,381
	136,226	138,007	140,279	144,448	144,857

Subsidies	20,979	25,255	20,375	20,933	22,890
Network access	37,338	39,715	40,243	41,262	42,715
Other products and services	2,516	3,013	3,472	3,406	3,671
Total operating revenue	$350,221	$356,039	$356,360	$363,329	$369,089

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net loss	$(10,560)	$(2,626)	$(21,758)	$(6,331)
Add (subtract):
Income tax benefit	(4,009)	(1,399)	(8,257)	(3,573)
Interest expense, net	32,839	33,918	65,555	63,589
Depreciation and amortization	111,741	40,483	219,640	82,678
EBITDA	130,011	70,376	255,180	136,363

Adjustments to EBITDA (1):
Other, net (2)	4,482	2,497	10,634	6,037
Investment income (accrual basis)	(12,535)	(8,196)	(20,324)	(13,474)
Investment distributions (cash basis)	11,224	7,736	20,694	13,380
Pension/OPEB expense	1,455	(837)	2,827	(144)
Non-cash compensation (3)	1,538	892	2,216	1,430
Adjusted EBITDA	$136,175	$72,468	$271,227	$143,592

Notes:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Schedule of Pro Forma Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Pro Forma		Pro Forma
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net loss	$(10,560)	$(1,400)	$(21,758)	$(9,948)
Add (subtract):
Income tax benefit	(4,009)	(581)	(8,257)	(5,983)
Interest expense, net	32,839	30,938	65,555	59,482
Depreciation and amortization	111,741	103,730	219,640	209,171
EBITDA	130,011	132,687	255,180	252,722

Adjustments to EBITDA (1):
Other, net (2)	4,482	658	10,634	2,777
Investment income (accrual basis)	(12,535)	(8,196)	(20,324)	(13,474)
Investment distributions (cash basis)	11,224	7,736	20,694	13,380
Pension/OPEB expense	1,455	2,085	2,827	5,875
Non-cash compensation (3)	1,538	2,244	2,216	4,416
Adjusted EBITDA	$136,175	$137,214	$271,227	$265,696

Notes:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from Adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2018	June 30, 2018

Adjusted EBITDA	$136,175	$271,227

- Cash interest expense	(32,133)	(62,033)
- Capital expenditures	(64,032)	(124,840)
- Cash income taxes	(713)	(785)

Cash available to pay dividends	$39,297	$83,569

Dividends Paid	$27,602	$55,019
Payout Ratio	70.2%	65.8%

Note: The above calculation excludes the principal payments on our debt.

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

	June 30,
Summary of Outstanding Debt:	2018
Term loans, net of discount $7,674	$1,804,563
Revolving loan	16,000
Senior unsecured notes due 2022, net of discount $3,336	496,664
Capital leases	36,843
Total debt as of June 30, 2018	$2,354,070
Less deferred debt issuance costs	(12,748)
Less cash on hand	(10,642)
Total net debt as of June 30, 2018	$2,330,680

Adjusted EBITDA for the
twelve months ended June 30, 2018	$541,739	(a)

Total Net Debt to last twelve months
Adjusted EBITDA - Pro Forma	4.30x

(a) Full benefit of targeted synergies of $55.0 million are not yet fully reflected in Pro Forma Adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Net Income Per Share
Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net loss	$(10,560)	$(2,626)	$(21,758)	$(6,331)
Transaction and severance related costs, net of tax	2,735	1,535	7,458	3,644
Storm costs, net of tax	(459)	-	1,716	-
Local switching support settlement, net of tax	-	-	(2,891)	-
Non-cash interest expense for swaps, net of tax	213	1,171	1,923	1,173
Amortization of commitment fee, net of tax	-	2,286	-	4,481
Ticking fees on committed financing, net of tax	-	6,366	-	11,314
Non-cash stock compensation, net of tax	1,115	582	1,607	914
Adjusted net income (loss)	$(6,955)	$9,314	$(11,945)	$15,195

Weighted average number of shares outstanding	70,598	50,412	70,598	50,411
Adjusted diluted net income (loss) per share	$(0.10)	$0.18	$(0.17)	$0.30

Notes:
Calculations above assume a 27.5% and 34.8% effective tax rate for the three months ended and 27.5% and 36.1% for the six months ended June 30, 2018 and 2017, respectively.

Net income per share has been impacted by approximately $0.11 for the three months ended June 30, 2018 and $0.22 for the six months ended June 30, 2018 due to increased depreciation and amortization associated with the preliminary valuation of the FairPoint assets.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

				Pro Forma
	June 30,	March 31,	% Change	June 30,	% Change
	2018	2018	in Qtr	2017	YOY

Voice Connections	940,713	955,419	(1.5%)	1,012,467	(7.1%)

Data and Internet Connections	786,787	785,230	0.2%	784,619	0.3%

Video Connections	97,853	100,570	(2.7%)	107,279	(8.8%)

Business and Broadband as % of total revenue (1)	74.4%	73.2%	1.6%	74.3%	0.1%

Fiber route network miles (long-haul and metro)	36,568	36,294	0.8%	35,592	2.7%

On-net buildings	9,674	9,356	3.4%	8,555	13.1%

Consumer Customers	653,910	661,758	(1.2%)	696,136	(6.1%)

Consumer ARPU	$69.44	$69.52	(0.1%)	$69.36	0.1%

Notes:
(1) Business and Broadband revenue % includes: commercial/carrier, equipment sales and service, directory, consumer broadband and special access.